UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2015

IDEXX LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19271	01-0393723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One IDEXX Drive, Westbrook, Maine		04092
(Address of principal executive offices)		(ZIP Code)

207.556.0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 18, 2015, IDEXX Laboratories, Inc. (the “Company”) entered into an Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement (the “Amended Agreement”), among the Company, Prudential Investment Management, Inc. (“Prudential”) and the accredited institutional purchasers named therein, which amends and restates the Note Purchase and Private Shelf Agreement dated July 21, 2014 (the “Original Agreement”). Pursuant to the Amended Agreement, the Company issued and sold through a private placement a principal amount of €88,857,295.18 of 1.785% Series C Senior Notes due June 18, 2025 (the “2025 Notes”). The Company will use the net proceeds from this issuance and sale of the 2025 Notes for general corporate purposes, including repaying amounts outstanding under its revolving credit facility.

The Amended Agreement also provides for an uncommitted shelf facility by which the Company may request that Prudential purchase, over the next three years, up to $75,000,000 (or the foreign currency equivalent) of additional senior promissory notes of the Company at a fixed interest rate and with a maturity date not to exceed twelve years (the “Shelf Notes” and together with the 2025 Notes and the series of senior promissory notes previously issued by the Company pursuant to the Original Agreement, the “Prudential Notes”). Prudential is under no obligation to purchase any of the Shelf Notes. The interest rate of any series of Shelf Notes will be determined at the time of purchase. The proceeds of any series of Shelf Notes will be used as specified in the request for purchase with respect to such series, subject to compliance with the requirement in the Amended Agreement that the proceeds of the Prudential Notes will be used only for general corporate purposes.

The 2025 Notes bear interest at a fixed rate of 1.785% and mature on June 18, 2025. The Company may prepay any series of the Prudential Notes in an amount not less than $1,000,000 (and otherwise in multiples of $100,000) of such series of Prudential Notes then outstanding at 100% of the principal amount so prepaid, plus any applicable make-whole amount (as set forth in the Amended Agreement) upon no more than 60 and no less than 10 days’ written notice to the holders of the applicable series of Prudential Notes. In addition, in the event of a change in control (as defined in the Amended Agreement) of the Company or upon the disposition of certain assets of the Company the proceeds of which are not reinvested (as set forth in the Amended Agreement), at the option of the holders of the Prudential Notes, the Company may be required to prepay all or a portion of the Prudential Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

The obligations of the Company under the Prudential Notes may be accelerated upon the occurrence of an event of default under the Amended Agreement, which includes customary events of default including, without limitation, payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, defaults relating to judgments, an ERISA event and the failure to pay specified indebtedness.

The Amended Agreement contains affirmative, negative and financial covenants customary for agreements of this type. The negative covenants include restrictions on liens, indebtedness of subsidiaries of the Company, priority indebtedness, fundamental changes, investments, transactions with affiliates, certain restrictive agreements and violations of laws and regulations. The financial covenant is a consolidated leverage ratio test. The obligations of the Company under the Prudential Notes are unconditionally guaranteed by IDEXX Distribution, Inc., IDEXX Operations, Inc. and OPTI Medical Systems, Inc. The Company also must add any subsidiary as a guarantor under the Prudential Notes if such subsidiary becomes liable with the Company for or in respect of any indebtedness of the Company under a material credit facility (but excluding any foreign subsidiary that does not guarantee indebtedness of the Company or any US subsidiaries under a material credit facility).

The foregoing description of the Amended Agreement is qualified in its entirety by reference to the Amended Agreement, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The disclosure under Item 1.01 is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEXX LABORATORIES, INC.

Date: June 24, 2015	By:	/s/ Jacqueline L. Studer
Jacqueline L. Studer
Corporate Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement, dated as of June 18, 2015, among the Company, as issuer, Prudential Investment Management, Inc., Pruco Life Insurance Company, The Prudential Insurance Company of America, Prudential Investment Japan Co., Ltd., as investment manager, and Prudential Investment Management, Inc., as sub-adviser for The Gibraltar Life Insurance Co., Ltd., Prudential Arizona Reinsurance Universal Company, as grantor, and Prudential Investment Management, Inc., as investment manager for PAR U Hartford Life Insurance Comfort Trust, Prudential Private Placement Investors, L.P., as investment advisor, and Prudential Private Placement Investors, Inc., as general partner to each of, The Independent Order of Foresters, Zurich American Insurance Company, Globe Life and Accident Insurance Company, Family Heritage Life Insurance Company of America, MTL Insurance Company, The Lincoln National Life Insurance Company, William Penn Life Insurance Company of New York, Farmers Insurance Exchange and Mid Century Insurance Company, as purchasers.

5